Corporate Capital Trust II N-2/A

Exhibit (h)(1)

 FORM OF MANAGING DEALER AGREEMENT

THIS MANAGING DEALER AGREEMENT (this “Agreement”) is made and entered into as of the ____ day of _________, 2015, between CORPORATE CAPITAL TRUST II a Delaware statutory trust (the “Company”), and CNL SECURITIES CORP., a Florida corporation (the “Managing Dealer”).

WHEREAS, the Company has prepared and filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form N-2 (Registration No. 333-199018) with respect to the continuous public offer and sale (the “Offering”) of an aggregate of up to 275,000,000 shares of the Company’s common stock in any combination of one or more classes of shares as set forth in the registration statement, par value $0.001 per share (“Shares”), pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the applicable rules and regulations of the SEC promulgated thereunder (the “Regulations”); and

WHEREAS, the Company’s registration statement on Form N-2 and the prospectus contained therein, as finally amended or supplemented on the date the registration statement is declared effective by the SEC (including financial statements, exhibits and all other documents related thereto filed as a part thereof), and any registration statement filed under Rule 462 of the Regulations, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that (i) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the SEC, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended or supplemented prospectus then on file with the SEC, and (ii) if the Prospectus filed by the Company pursuant to Rule 497 of the Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to Rule 497 from and after the date on which it shall have been so filed; and

WHEREAS, the Managing Dealer is a corporation incorporated and presently in good standing in the State of Florida, and is presently (a) registered as a broker-dealer with the SEC; (b) a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and (c) licensed or registered with the authorities administering the securities laws in all fifty (50) states in the United States, the District of Columbia and the Commonwealth of Puerto Rico as a securities broker-dealer authorized to offer and sell to members of the public securities of the type represented by the Shares; and

WHEREAS, the Offering shall be made pursuant to the terms and conditions of this Agreement and the Prospectus and, further, pursuant to the terms and conditions of all applicable federal securities laws and applicable securities laws of all jurisdictions in which the Shares are offered and sold; and

WHEREAS, the Company desires to retain the Managing Dealer to use its best efforts to offer and sell classes of the Shares (individually, each a “Class”) as listed on Schedule I (as may be amended from time to time) on behalf of the Company and to manage such offers and sales by others, and the Managing Dealer is willing and desires to accept such retention, all upon the terms and conditions set forth in this Agreement and the Prospectus.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed between the Company and the Managing Dealer as follows:

Article 1
Appointment

1.1     Subject to and in accordance with the terms and conditions set forth in this Agreement, the Company hereby appoints the Managing Dealer as the managing dealer of the Offering to use its best efforts to effect offers and sales of the Shares pursuant to the Offering on behalf of the Company (“Share Offers and Sales”), and to manage Share Offers and Sales by Participating Brokers (as defined below) whom the Managing Dealer may retain. The Managing Dealer hereby accepts such appointment.

Article 2
Sale of Shares

2.1     Best Efforts. The Managing Dealer shall use its best efforts to conduct Share Offers and Sales in such quantities and to such persons as shall be in accordance with the terms and conditions set forth in this Agreement, the Registration Statement and the Prospectus. The Managing Dealer shall perform services hereunder during the period (the “Offering Period”) commencing on the initial effective date of the Registration Statement and ending on the earliest of the following: (a) the later of (i) three years after such effective date, or (ii) if deemed necessary by the Company and at the Company’s election, such later date to which the Company is permitted to extend the Offering in accordance with the rules of the SEC; (b) the acceptance by the Company of subscriptions in the Offering for Shares in an amount equal to the maximum aggregate value of the Offering as set forth in the Registration Statement and Prospectus; (c) the termination of the Offering by the Company; (d) the termination of the effectiveness of the Registration Statement; or (e) the liquidation or dissolution of the Company. Notwithstanding anything herein to the contrary, the Managing Dealer shall have no obligation under this Agreement to purchase any of the Shares for its own account.

2.2     Engagement of Other Broker-Dealers. The Company hereby acknowledges and agrees that the Managing Dealer, in its sole discretion, may engage other broker dealers, registered investment advisors, and other financial intermediaries to conduct Share Offers and Sales (each, a “Participating Broker”); provided that (a) each Participating Broker is registered as a broker-dealer with the SEC, is a member of FINRA and is duly licensed or registered (or exempt from such licensing or registration) as a broker-dealer by the regulatory authorities in the jurisdictions in which such Participating Broker will conduct Share Offers and Sales, and (b) all such engagements are evidenced by written agreements, the terms and conditions of which is substantially similar to the form of Participating Broker agreement attached hereto as Exhibit A or in such other form as is approved by the Company (the “Participating Broker Agreement”). The Managing Dealer is authorized to reallow so much of the commissions, dealer manager fees and distribution and shareholder servicing fees that it receives pursuant to Article 3 hereof to Participating Brokers as the Managing Dealer deems appropriate; provided, however, that the Managing Dealer shall not reallow any such commissions, dealer manager fees or distribution and shareholder servicing fees to registered investment advisors. The Managing Dealer is authorized to reimburse Participating Brokers for such due diligence expenses as the Managing Dealer deems appropriate, subject to the provisions hereof and consistent with the annual budget for the Offering as approved for each calendar year in advance by the independent trustees of the Company (the “Offering Budget”) and provided to the Managing Dealer within 10 calendar days of approval.

2.3     Suitability and Minimum Purchase Requirements.

(a)     The Managing Dealer shall, and, by virtue of entering into the Participating Broker Agreement, each Participating Broker shall agree to, with respect to Share Offers and Sales in which they are broker of record, assure that Shares are offered and sold (including Shares made available for purchase to investors who participate in the distribution reinvestment plan (the “Reinvestment Plan”) the Company) pursuant thereto only to prospective investors who, in each case:

(i)     meets the investor suitability standards for the purchase of Shares, including the minimum income and net worth standards and the minimum purchase requirements, set forth in the Prospectus, as amended and supplemented (the “Investor Standards and Requirements”);

(ii)     can reasonably benefit from an investment in the Shares based on such prospective investor’s overall investment objectives and portfolio structure;

(iii)     is able to bear the economic risk of the investment based on such prospective investor’s overall financial situation; and

(iv)     has an apparent understanding of (A) the fundamental risks of the investment; (B) the risk that such prospective investor may lose its entire investment; (C) the lack of liquidity of the Shares; (D) the restrictions on transferability of the Shares; (E) the background and qualifications of CNL Fund Advisors II, LLC and KKR Credit Advisors (US) LLC, which are the investment adviser and investment sub-adviser, respectively, to the Company (collectively, the “Advisor”); and (F) the need for such prospective investor to consult with its own advisers regarding any tax and other legal and financial consequences to such prospective investor of an investment in the Shares.

(b)     Pursuant to the terms of the Participating Broker Agreements, the Managing Dealer shall require Participating Brokers to make the determinations required pursuant to Section 2.3(a) based on information they have obtained from each prospective investor, including but not limited to, such prospective investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and any other pertinent factors deemed by the Managing Dealer to be relevant. The Managing Dealer will rely upon each Participating Broker to gather such information and make such determinations with respect to investors solicited by such Participating Broker.

(c)     The Managing Dealer shall require each Participating Broker to maintain such records evidencing compliance with the determination of the Investor Standards and Requirements as required by Sections 2.3(a) and 2.3(b) herein, for a period not less than that required in order to comply with all applicable federal, state and other statutory and regulatory requirements.

(d)     In connection with Share Offers and Sales conducted by the Managing Dealer, the Managing Dealer shall use reasonable efforts to ensure that each investor who elects to participate in the Reinvestment Plan meets the Investor Standards and Requirements.

(e)     The Managing Dealer shall comply fully with all the applicable provisions of FINRA’s rules (the “FINRA Rules”).

(f)     The Managing Dealer agrees to comply with the applicable provisions of the Omnibus Guidelines of the North American Securities Administrators Association, Inc. as amended (the “NASAA Guidelines”).

(g)     The Managing Dealer shall communicate to each of its agents, representatives and other appropriate persons associated with it the Investor Standards and Requirements, and shall require each Participating Broker to acknowledge compliance with the NASAA Guidelines and FINRA Rules.

2.4     Approved Sales Literature. The Managing Dealer shall use and distribute in conjunction with Share Offers and Sales only the Prospectus, the Subscription Agreement (as defined below), and such sales literature, advertising and other material as shall have been previously approved by the Company in writing and all appropriate regulatory agencies (the “Approved Sales Literature”), and hereby agrees that it shall not, and shall instruct the Participating Brokers not to, use or distribute in conjunction with Share Offers and Sales any information other than Approved Sales Literature.

2.5     Jurisdictions. The Managing Dealer shall conduct (and cause the Participating Brokers to conduct) Share Offers and Sales only in those jurisdictions specified in writing by the Company. The Company shall so specify only such jurisdictions where the offer and sale of its Shares have been authorized by appropriate regulatory authorities or where it has determined such authorization is not required.

Article 3

Subscription Payments

Subscription Payment Procedures. In order to purchase Shares, the subscriber must complete and execute a subscription agreement in substantially the most recent form thereof attached as an exhibit to the registration statement encompassing the Prospectus (a “Subscription Agreement”). Checks or wires for subscriptions shall be made in the amount per Share as described in the Prospectus, subject to certain discounts as set forth in the Prospectus. The Managing Dealer shall, and shall cause the Participating Brokers to, instruct subscribers to make checks for subscriptions payable to the order of “UMB Bank, N.A., as EA for Corporate Capital Trust II.” and shall promptly return any check made payable to another party to the Participating Broker or subscriber who submitted such check no later than the end of the next business day following its receipt. The Managing Dealer shall, and shall cause the Participating Brokers to, instruct subscribers to wire funds directly to UMB Bank, N.A. (the “Escrow Agent”) as set forth in the Subscription Agreement. Pursuant to the escrow agreement, (the “Escrow Agreement”), among the Company, the Managing Dealer, and the Escrow Agent, all checks received by the Company or its agents for the purchase of Shares shall be promptly transmitted to DST Systems, Inc., as the processing agent for the Escrow Agent (the “Processing Agent”), by the close of business on the next business day following receipt of such funds for deposit into an escrow account established by the Company with the Escrow Agent, provided, however, if the Broker receives the Subscription Agreement and checks at a branch office and final supervisory review is conducted at a different location (the “Final Review Office”), then the branch office shall transmit the Subscription Agreement and checks to the Final Review Office by the close of business on the first business day following their receipt by the branch office and the Final Review Office shall review the Subscription Agreement and check to ensure their proper execution and form and, if they are acceptable, deliver the Subscription Agreement and deposit or transmit the checks to the Processing Agent of the Escrow Agent by the close of business on the first business day after their receipt by the Final Review Office. Such escrow account shall be denominated substantially similar to “Escrow Account for the Benefit of Subscribers of Common Shares of Corporate Capital Trust II”.

Article 4
Compensation

4.1     Commissions, Dealer Manager Fees, Distribution and Shareholder Servicing Fee and Contingent Deferred Sales Charge.

(a)     Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time, the Company shall pay to the Managing Dealer, as compensation for all services to be rendered by the Managing Dealer pursuant to this Agreement, an upfront selling commission of up to the corresponding Share Class fee percentage, as set forth on Schedule I of this Agreement, of the gross proceeds to the Company from the sale of Shares in the Offering, regardless of whether such Share is sold by the Managing Dealer or a Participating Broker; provided, however, that the Company shall not pay commissions for sales of Shares pursuant to the Reinvestment Plan. Investors may pay reduced commissions or may eliminate commissions on certain sales of Shares, including the reduction or elimination of commissions in accordance with, and on the terms set forth in, the Prospectus and Section 4.2(a) and 4.2(c) herein, which reduction or elimination of commissions shall not change the net proceeds to the Company at the time of such purchase. Such commission rate shall remain in effect during the full term of this Agreement unless otherwise changed by a written agreement between the parties hereto. The Managing Dealer may reallow all or any portion of such selling commissions to Participating Brokers as it sees fit.

(b)     Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time, the Company shall pay to the Managing Dealer an upfront dealer manager fee for assistance in selling and marketing the Shares of up to the corresponding Share Class fee percentage , as set forth on Schedule I of this Agreement, of the gross proceeds to the Company from the sale of Shares in the Offering, except for sales of Shares made pursuant to the Reinvestment Plan or subject to reduced dealer manager fees as described in Section 4.2. The Managing Dealer may reallow all or any portion of this dealer manager fee for each Share sold by a Participating Broker which agrees to comply with one or more of the following conditions:

          (i)     have and use internal marketing support personnel (such as telemarketers or a marketing director) to assist the Managing Dealer’s marketing team;

          (ii)    have and use internal marketing communications vehicles such as newsletters, conference calls, interactive CD-ROMS and internal mail to promote the Company and this Offering;

          (iii)   answer investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and procedures, and the Company’s financial status;

          (iv)   assist investors with reinvestments;

          (v)    maintain the technology necessary to adequately service investors as otherwise associated with the Offering; and

          (vi)   provide other services as requested by investors from time to time.

(c)     The Managing Dealer may reimburse Participating Brokers for (i) technology costs and (ii) other costs and expenses associated with the Offering, the facilitation of the marketing of the Shares and the ownership of such Shares by the customers of Participating Brokers from the portion of the selling commissions and the dealer manager fee retained by the Managing Dealer.

(d)     Annual Distribution and Shareholder Servicing Fee. The Company shall pay to the Managing Dealer, as compensation for the sale of Shares in the Offering and for all services to be rendered, an ongoing distribution and shareholder servicing fee at an annualized rate of the corresponding Share Class fee percentage listed on Schedule I times the net asset value (“NAV”) per Share, excluding Shares in the Class issued pursuant to the Reinvestment Plan (the “Distribution Fee”) to the extent this Agreement (or similar servicing agreement) provides for such a payment. The Distribution Fee will accrue daily based on the Company’s most recently published per Share NAV applicable to the Class and be paid monthly or quarterly in arrears, as provided in the Prospectus. All determinations regarding the reallowance of the Distribution Fee will be made in good faith by the Managing Dealer in its sole discretion. The Managing Dealer may reallow some or all of the Distribution Fee to one or more Participating Broker(s) acting as broker-dealer of record or otherwise providing shareholder or account maintenance services with respect to the Shares as permitted in the Participating Broker Agreement or other servicing agreement with the Managing Dealer. The Company shall cease paying the Distribution Fee with respect to Shares upon the earlier to occur of the following: (i) after termination of the Offering, the date when the aggregate underwriting compensation as defined in accordance with applicable FINRA rules, equals ten percent (10.0%) of the gross proceeds from Shares sold in the Offering, as determined in good faith by the Managing Dealer in its sole discretion, excluding Shares issued through the Reinvestment Plan, (ii) if the Company has adopted a shareholder distribution and servicing plan in a manner consistent with Rule 12b-1 under the Investment Company Act of 1940, as amended, the date such plan terminates or is not continued, (iii) the date of a Liquidity Event, as described in the Prospectus, or (iv) the date that the Share is redeemed or is no longer outstanding. The Company represents that it, or its designated agent, has the capability to track and report for such on-going fee.

(e)     Contingent Deferred Sales Charge. Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and supplemented from time to time, if a shareholder tenders Shares for repurchase by the Company prior to the fourth anniversary of the date such Shares were purchased by the shareholder, such Shares may be subject to a contingent deferred sales charge in the amounts for such Share Class, if any, set forth in the table on Schedule I. If such contingent deferred sales charge is payable, the Company shall promptly remit any such charges to the Managing Dealer. All determinations regarding the reallowance of the contingent deferred sales charge will be made in good faith by the Managing Dealer in its sole discretion. The Managing Dealer may reallow some or all of the contingent deferred sales charge to one or more Participating Broker(s) acting as broker-dealer of record or otherwise providing shareholder or account maintenance services with respect to the Shares as permitted in the Participating Broker Agreement or other servicing agreement with the Managing Dealer. The Company represents that it, or its designated agent, has the capability to track and account for any such fees or charges. Any such contingent deferred sales charge paid to the Managing Dealer or reallowed to a Participating Broker shall constitute underwriting compensation subject to the 10% limit on aggregate underwriting compensation pursuant to FINRA Rule 2310.

4.2     Reduced Fees and Other Fee Matters.

(a)     Subject to availability of such discounts in the Prospectus for a particular Class and notwithstanding Section 4.1 herein, the following persons and entities may purchase Shares net of the upfront selling commission and the upfront dealer manager fee (assuming no other discounts apply): (i) the Advisor or an affiliate of the Advisor, the Company’s officers and trustees and their immediate family members; (ii) officers and associated persons of the Advisor and its affiliates and their immediate family; (iii) a registered principal or representative of the Managing Dealer or a Participating Broker and their immediate family members; (iv) other individuals designated by the Company’s executive management; (v) if approved by the Company’s board of trustees, joint venture partners, consultants and other service providers to the Company; (vi) a client of an investment advisor registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker-dealer); and (vii) a person investing in a bank trust account with respect to which the decision-making authority for investments has been delegated to the bank trust department. For purposes of this paragraph, “immediate family members” shall have the same meaning as in the Prospectus. In addition, Participating Brokers that have a contractual arrangement with their clients for the payment of fees on terms that are inconsistent with the acceptance of all or a portion of the commissions and the marketing support fee may elect not to accept all or a portion of their compensation in the form of commissions and the marketing support fees offered by the Company for Shares that they sell. In that event, such Shares shall be sold to the investor net of all or a portion of the commission and all or a portion of the marketing support fee. The amount of proceeds at the time of purchase paid to the Company shall not be affected by reducing or eliminating commissions and marketing support fees payable in connection with sales to investors described in this paragraph.

(b)     Subject to the availability of a volume discounts schedule set forth in the “Plan of Distribution” section of the Prospectus for a particular Class, the amount of selling commissions otherwise payable shall be reduced or eliminated with respect to sales to a subscriber or group of subscribers based upon the aggregate number of Shares purchased by such subscriber or group through the same Participating Broker. Participating Brokers and/or subscribers are responsible for requesting that subscriptions be combined, if applicable, for the purpose of determining whether such subscriptions qualify for volume discounts.

(c)     No selling upfront selling commissions, upfront dealer manager fees or Distribution Fee shall be paid on Shares purchased through the Reinvestment Plan.

4.3     Due Diligence.

(a)     Subject to the Offering Budget, the Company shall reimburse the Managing Dealer within thirty (30) days of receipt of a detailed and itemized bona fide record of due diligence expenses incurred by the Managing Dealer or reimbursed by the Managing Dealer to the Participating Brokers in connection with the Offering. All due diligence expense reimbursements paid by the Managing Dealer to Participating Brokers or their agents shall be reimbursed by the Company to the Managing Dealer, subject to such Participating Broker providing detailed and itemized invoices supporting such expenses and having received prior approval thereof from the Managing Dealer and the Company.

(b)     The Managing Dealer shall keep strictly confidential all materials sent to it in connection with due diligence conducted on the Offering, including, but not limited to, all materials labeled “for due diligence use only” unless such material is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order, decree or subpoena, or request by a regulatory organization having authority pursuant to applicable law.

4.4     Completed Sale.

(a)     The Company shall accept or reject each subscription within thirty (30) days of receipt thereof. If a subscription is rejected, all related subscription funds, without deduction for any expenses, shall be returned to the subscriber within ten (10) business days following the date such subscription is rejected. A sale of a Share shall be deemed by the Company to be completed for purposes of Section 4.1 herein if and only if (i) the Company has received a properly completed and executed Subscription Agreement, together with check or wire transfer, from an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Prospectus as determined by the Participating Broker (or Managing Dealer, if applicable) in accordance with Section 2.3 of this Agreement; (ii) the Company has accepted such subscription; and (iii) such investor has been admitted as a stockholder of the Company. In addition, no sale of Shares shall be completed until at least five (5) business days after the date on which the subscriber receives a copy of the Prospectus.

(b)     The Managing Dealer hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission, dealer manager fee or annual distribution and shareholder servicing fee shall be paid to the Managing Dealer with respect to that portion of any subscription that is rejected.

4.5     Payment. Except as otherwise provided herein, the upfront commissions and dealer manager fees specified in Section 4.1 herein for the sale of any Shares shall be payable in cash by the Company, as specified in Section 4.1 herein, no later than seven (7) days after the investor subscribing for the Shares is admitted as a stockholder of the Company. Investors whose subscriptions for Shares are accepted shall be admitted no later than the end of the calendar month following the month in which such subscriptions are accepted. Notwithstanding anything to the contrary contained herein, in the event that the Company pays any commission or fees to the Managing Dealer for a sale by it or a Participating Broker of one or more Shares and the subscription is subsequently rescinded as to one or more of the Shares covered by such subscription, the Company shall decrease the next payment of commissions or other compensation otherwise payable to the Managing Dealer by the Company under this Agreement by an amount equal to the applicable rate established in Section 4.1 of this Agreement, multiplied by the price of the Shares as to which the subscription is rescinded. In the event that no payment of commissions or other compensation is due to the Managing Dealer after such rescinded subscription occurs, the Managing Dealer shall pay the amount specified in the preceding sentence to the Company within seven (7) days following receipt of notice by the Managing Dealer from the Company stating the amount owed as a result of rescinded subscriptions. Notwithstanding the foregoing, no commissions, payments or amounts whatsoever will be paid to the Managing Dealer under this Article 4 unless or until the Minimum Proceeds (as defined in the Escrow Agreement) have been raised. Until the Minimum Proceeds have been raised, investments will be held in escrow. If the Minimum Proceeds are not raised within the time period specified in the Escrow Agreement, investments will be promptly returned to investors in accordance with the Prospectus. The Company will not be liable or responsible to any Participating Broker for direct payment of commissions, dealer manager fees, distribution and shareholder servicing fees or contingent deferred sales charges to such Participating Broker; it is the sole and exclusive responsibility of the Managing Dealer for payment of commissions, reallowance of dealer manager fees, distribution and shareholder servicing fees and contingent deferred sales charges to Participating Brokers.

4.6     Sales Incentives. The Company or its affiliates may provide incentive items for registered representatives of the Managing Dealer and the Participating Brokers, which in no event shall exceed an aggregate of $100 per annum per participating registered representative. In the event other incentives are provided to registered representatives of the Managing Dealer or the Participating Brokers, they shall be paid only in cash, and such payments shall be made only to the Managing Dealer or the Participating Brokers rather than to their registered representatives. Sales incentive programs offered to the Managing Dealer or to Participating Brokers must first have been submitted for review by FINRA, and must comply with FINRA Rule 5110 or 2310, as applicable. Costs incurred in connection with such sales incentive programs, if any, shall be considered underwriting compensation.

4.7     FINRA Rules. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall the Company pay or give or cause to be paid or given any compensation or incentives in excess of amounts permitted under applicable FINRA rules or published guidance.

Article 5
Term of Agreement

5.1     Commencement and Expiration. This Agreement shall commence as of the effective date first above written and, unless sooner terminated pursuant to Section 5.2 herein or by operation of law, shall automatically terminate at the end of the Offering Period.

5.2     Termination. After this Agreement becomes effective, either party may terminate it at any time for any reason by giving thirty (30) days’ written notice to the other party; provided, however, that this Agreement shall in any event automatically terminate at the first occurrence of any of the following events: (a) the Registration Statement for offer and sale of the Shares shall cease to be effective; (b) the Company shall be dissolved or liquidated; or (c) the Managing Dealer’s license or registration to act as a broker-dealer shall be revoked or suspended by any federal, self-regulatory or state agency and such revocation or suspension is not cured within ten (10) days after the date of such occurrence. In any event, this Agreement shall be deemed suspended during any period for which such license is revoked or suspended. Either party may terminate this Agreement with respect to any Class at any time for any reason by giving thirty (30) days’ written notice to the other party. The termination of this Agreement with respect to a specific Class will not cause the Agreement to terminate with respect to any other Class.

5.3     Obligations Surviving Expiration or Termination.

(a)     In addition to any other obligations of the Managing Dealer that survive the expiration or termination of this Agreement, the Managing Dealer, upon the expiration or termination of this Agreement, shall within seven (7) days: (i) forward to the Company any and all funds in its possession which were received from investors for the sale of Shares; and (ii) deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Managing Dealer, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Managing Dealer shall use its best efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering, if any, to a party designated by the Company.

(b)     In addition to any other obligations of the Company that survive the expiration or termination of this Agreement, the Company, upon expiration or termination of this Agreement, shall pay to the Managing Dealer all commissions, dealer manager fees and distribution and shareholder servicing fees to which the Managing Dealer is or becomes entitled under Article 4 at such time or times as such commissions, dealer manager fees and distribution and shareholder servicing fees become payable pursuant to Article 4 herein.

Article 6
Representations, Warrants and Covenants of the Managing Dealer

6.1     Representations, Warranties and Covenants. The Managing Dealer represents, warrants and covenants to the Company during the full term of this Agreement, as follows:

(a)     At all times during the Offering Period, it is and shall be: (i) a corporation duly organized and validly existing under the laws of the State of Florida with full power and authority to conduct its business; (ii) a member in good standing of FINRA; and (iii) a broker-dealer registered with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and under the securities laws of all fifty (50) states, the District of Columbia, and the Commonwealth of Puerto Rico with the authority to engage in the public offer and sale of securities of the type represented by the Shares.

(b)     The Managing Dealer shall, and, by virtue of entering into the Participating Broker Agreement, each Participating Broker shall agree to, assure that all Share Offers and Sales are made in compliance with: (i) the terms of the Registration Statement, the Prospectus and this Agreement; (ii) the requirements of applicable federal and state securities laws and regulations; and (iii) the applicable rules of FINRA, including, without limitation, FINRA Rule 2121, FINRA Rule 2310 and FINRA Rule 5141.

(c)     In each jurisdiction, the Managing Dealer shall and, by virtue of entering into the Participating Broker Agreement, each Participating Broker shall agree to, assure that only Participating Brokers and those of the Managing Dealer’s agents, employees or representatives who have effective licenses or registrations in such jurisdiction, as and if required by the securities or “blue sky” laws of such jurisdiction, review the suitability of Shares for, offer Shares for sale to, solicit offers to buy Shares from, otherwise negotiate with respect to, discuss the terms or merits of an investment in the Shares with, or provide any documents relating to the Shares to, any investors resident in such jurisdiction.

(d)     The Managing Dealer shall offer or sell, and, by virtue of entering into the Participating Broker Agreement, each Participating Broker shall agree to offer and sell, the Shares only in those jurisdictions specified in writing by the Company. In effecting offers or sales in a jurisdiction, the Managing Dealer shall comply with all special conditions and limitations imposed on the Managing Dealer by such jurisdiction, as set forth in the blue sky survey (indicating the jurisdictions where it is believed offers and sales of the Shares may be made under applicable securities laws), which survey shall be made available by the Company to the Managing Dealer as soon as it is received by the Company.

(e)     The Managing Dealer will not purchase Shares for its own account.

(f)     The Managing Dealer has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by the Managing Dealer has been duly and validly authorized by all necessary action. This Agreement constitutes the valid and binding agreement of the Managing Dealer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. The Managing Dealer is not in violation of its articles of incorporation or bylaws or in default under any agreement, indenture or instrument the effect of which violation or default would be material to the Managing Dealer. None of: (i) the execution and delivery by the Managing Dealer of this Agreement; (ii) the consummation by the Managing Dealer of any of the transactions herein contemplated; and (iii) the compliance by the Managing Dealer with the provisions hereof, does or will, in any material respect, conflict with or result in a breach of any term or provision of the articles of incorporation or bylaws of the Managing Dealer or conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any indenture or other agreement or instrument to which the Managing Dealer is a party or by which it is bound or, any material statute, order or regulation applicable to the Managing Dealer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Managing Dealer. The Managing Dealer is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that adversely affects: (A) the ability of the Managing Dealer to perform its obligations under this Agreement; or (B) the business, operations, financial condition, properties or assets of the Managing Dealer, except, with respect to any indenture, agreement or other instrument, such breach that would not reasonably be expected to have a material adverse effect.

(g)     The Managing Dealer shall verify the identity of each investor, if any, to whom it offers and sells shares under its “customer identification program” and verify the source of the investor’s funds as required by the anti-money laundering rules of FINRA, the SEC and the Department of Treasury, and shall screen such investors against current lists of individuals and organizations available from the Office of Foreign Asset Control (“OFAC”). The Managing Dealer shall not accept subscriptions from any person, entity or organization in a blocked jurisdiction. The Managing Dealer shall file any necessary or appropriate suspicious activity reports and currency transaction reports and other required reports under applicable “know your customer” and “anti-money laundering” laws and regulations in respect of investors or potential investors. The Managing Dealer has in place, and adheres to, a comprehensive anti-money laundering program that meets the requirements of FINRA Rule 3310, Department of Treasury regulations issued pursuant to Title III of the USA PATRIOT Act and other applicable laws and regulations. The Managing Dealer agrees to cooperate with the Company in gathering additional information in respect of an investor or the source of the investors funds as reasonably requested by the Company, and agrees to cooperate with the Company in connection with anti-money laundering laws and regulations. By forwarding an investor’s subscription information to the Company, the Managing Dealer represents and warrants that it has verified the identity of the investor and the source of the investor’s funds, that the investor is not listed on the OFAC list, and that the Managing Dealer, after conducting commercially reasonable diligence, is not aware of any suspicious or illegal activity associated with the investor or the source of the investor’s funds. The Managing Dealer is not responsible for customer identification issues regarding investors identified by Participating Brokers.

(h)     There are no actions or proceedings against, or investigations of, the Managing Dealer pending or, to the knowledge of the Managing Dealer, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (iii) that might materially and adversely affect the performance by the Managing Dealer of its obligations under, or the validity or enforceability of, this Agreement.

(i)     Solicitation and other activities by the Managing Dealer hereunder shall be undertaken only in accordance with this Agreement, the Prospectus, the 1933 Act, the 1934 Act, and the applicable rules and regulations of the SEC, FINRA and any other applicable securities or blue sky laws and regulations. The Managing Dealer agrees that it shall not, and, by virtue of entering into the Participating Broker Agreement, each Participating Broker shall agree not to, use or authorize the use of any solicitation material other than the Prospectus and Approved Sales Literature which, in all cases, shall be accompanied or preceded by delivery of the Prospectus

(j)     The Managing Dealer agrees to be bound by the terms of the Escrow Agreement among UMB Bank, N.A., as escrow agent, the Managing Dealer and the Company, copies of which are available upon request and the Dealer Manager further agrees that it will not represent or imply that UMB Bank, N.A., as the escrow agent identified in the Prospectus, has investigated the desirability or advisability of an investment in the Company or has approved, endorsed or passed upon the merits of the Shares or of the Company, nor will the Managing Dealer use the name of said escrow agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that it has agreed to serve as escrow agent.

Article 7
Representations, Warrants and Covenants of the Company

7.1     Representations, Warranties and Covenants. The Company represents, warrants and covenants, to the Managing Dealer, during the full term of this Agreement, that:

(a)     The Company has filed the Registration Statement and the Prospectus under the 1933 Act with the SEC, and has filed such amendments thereto and such amended or supplemented Prospectuses as may have been required as of the date hereof. On the date hereof, the SEC has not issued any order preventing or suspending the use of any preliminary prospectus or the Prospectus.

(b)     At the time the Registration Statement becomes effective, including at the time that any post-effective amendment thereto becomes effective, the Registration Statement and the Prospectus contained therein shall comply with the provisions of the 1933 Act and the Regulations; at the time the Registration Statement becomes effective, including at the time that any post-effective amendment thereto becomes effective, the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and the Registration Statement or a pre-effective amendment thereto at the time it becomes effective, and the Prospectus on the date hereof, shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the representations and warranties in this Article 7 shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by the Managing Dealer expressly for use in the Registration Statement or the Prospectus. Every contract or other document required by the 1933 Act or the Regulations to be filed as an exhibit to the Registration Statement has been so filed.

(c)     The Company shall use its best efforts to: (i) prevent the issuance of any order by the SEC, any state regulatory authority or any other regulatory authority which suspends the effectiveness of the Registration Statement, prevents the use of the Prospectus, or otherwise prevents or suspends the Offering; and (ii) obtain the lifting of any such order if issued. The Company shall not accept any subscriptions for Shares during the effectiveness of any stop order if the Registration Statement becomes unavailable for use in connection with the Offering for any reason.

(d)     The Company shall give the Managing Dealer written notice when the Registration Statement becomes effective and shall deliver to the Managing Dealer a conformed copy of the Registration Statement, including its exhibits, and such number of copies of the Prospectus, and any supplements and amendments thereto which are filed with the SEC, as the Managing Dealer may reasonably request for Share Offers and Sales.

(e)     In the event the Company learns of any circumstances or facts, the existence of which causes the Company to believe that such circumstances or facts: (i) render the Registration Statement or Prospectus materially inaccurate or misleading as to any material facts; or (ii) should under applicable law otherwise be disclosed in a supplement or amendment to the Registration Statement, Prospectus or any Approved Sales Literature, it shall file an amendment or supplement to the Registration Statement, Prospectus or to any Approved Sales Literature as soon as practicable. The Company shall promptly notify the Managing Dealer of any post-effective amendments or supplements to the Registration Statement or Prospectus and shall make available to the Managing Dealer sufficient copies thereof for its own use or distribution to the Participating Brokers for Share Offers and Sales.

(f)     The Company is duly organized and legally existing as a corporation pursuant to the laws of the State of Maryland with full power and authority to conduct its business as described in the Prospectus; the Company has the power and authority to enter into and perform this Agreement; and the execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action. This Agreement constitutes the valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights generally and by general equitable principles. The Company is not in violation of its articles of incorporation or bylaws or in default under any agreement, indenture or instrument the effect of which violation or default would be material to the Company. None of: (i) the issuance and sale of the Shares; (ii) the execution and delivery by the Company of this Agreement; (iii) the consummation by the Company of any of the transactions herein contemplated; and (iv) the compliance by the Company with the provisions hereof, does or will in any material respect (A) conflict with or result in a breach of any term or provision of the articles of incorporation or bylaws of the Company or (B) conflict with, result in a breach, violation or acceleration of, or constitute a default under, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or any material statute, order or regulation applicable to the Company of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Company. The Company is not a party to, bound by or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it that adversely affects: (A) the ability of the Company to perform its obligations under this Agreement; or (B) the business, operations, financial condition, properties or assets of the Company, except, with respect to any indenture, agreement or other instrument, such breach that would not reasonably be expected to have a material adverse effect.

(g)     There are no actions or proceedings against, or investigations of, the Company pending or, to the knowledge of the Company, threatened, before any court, arbitrator, administrative agency or other tribunal: (i) asserting the invalidity of this Agreement; (ii) seeking to prevent the issuance of the Shares or the consummation of any of the transactions contemplated by this Agreement; (iii) that might materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, this Agreement, or the Shares; or (iv) seeking to affect materially and adversely the federal income tax attributes of the Shares as described in the Prospectus. As of the date hereof, as of the date on which the Registration Statement (or any amendment thereto) becomes effective, and as of the date on which the Prospectus (or any supplement thereto) is filed with the SEC, there has not been and shall not have been: (A) any request by the SEC for any further amendment to the Registration Statement or the Prospectus or for any additional information; (B) any issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or, to the knowledge of the Company, the institution or threat of any proceeding for that purpose; or (C) any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or, to the knowledge of the Company, any initiation or threat of any proceeding for such purpose. No consent, approval, authorization or order of, or filing or registration with, any state or federal court or governmental agency or body other than FINRA approval or as otherwise expressly noted in this Agreement for the effectiveness of the Registration Statement and blue sky filings is required for the consummation by the Company of the transactions contemplated by the terms of the Agreement.

(h)     Any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement or the delivery and sale of the Shares have been or shall be paid on or prior to the date first above written.

(i)     The Company has complied and shall comply with all applicable federal and state laws in connection with the offer and sale of the Shares as well as the laws of any other applicable jurisdiction.

(j)     The Company shall, during the full term of this Agreement, abide by all applicable provisions of its governing instruments, as the same may be amended.

(k)     The Company shall use its best efforts to cause, at or prior to the time the Registration Statement becomes effective, the qualification or registration of the Shares for offering and sale under the securities laws of such jurisdictions as shall be determined by the Company, in consultation with the Managing Dealer.

(l)     The Company has not, prior to the date of this Agreement, engaged in any activities with respect to the interests of this Agreement that would be inconsistent with any of the provisions of this Agreement, except for any activities that would not have a material adverse effect on the Company.

(m)     The Shares have been duly authorized, and, when issued, delivered and paid for in accordance with the terms of the Agreement and as described in the Prospectus and the Company’s declaration of trust, shall be duly and validly issued, fully paid and non-assessable and shall conform, in all material respects, to the description thereof contained in the Prospectus; no holder thereof shall be subject to personal liability for the obligations of the Company solely by reason of being such a holder; such Shares are not subject to any statutory preemptive rights of any stockholder of the Company; and all corporate action required to be taken for the authorization, issue and sale of such Shares has been validly and sufficiently taken.

(n)     The financial statements of the Company included in the Prospectus fairly present, in all material respects, the financial position of the Company as of the date indicated and have been prepared in conformity with generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the SEC.

(o)     The Company has filed all material federal, state and foreign income tax returns required to be filed by or on behalf of the Company on or before the due dates therefore (taking into account all extensions of time to file) and has paid or provided for the payment of all such material taxes indicated by such tax returns and all assessments received by the Company to the extent that such taxes or assessments have become due.

(p)     The Company has been organized in conformity with the requirements for qualification and taxation as a business development company for federal income tax purposes, and the Company is solely responsible for engaging in methods of operation to enable it to meet the requirements for qualification and taxation as a business development company under the Internal Revenue Code of 1986, as amended.

Article 8
Payment of Costs and Expenses

8.1     Managing Dealer. The Managing Dealer shall pay all of its own costs and expenses, including the fees and expenses of counsel, incident to the performance of its obligations under this Agreement which are not expressly assumed by the Company in Section 4.3, the indemnification provisions of Article 9 and hereunder in Section 8.2.

8.2     Company. The Company shall pay all costs and expenses related to:

(a)     the registration of the Offering with the SEC, including the cost of preparation, printing, filing and delivery of the Registration Statement and all copies of the Prospectus used in the Offering, and any amendments or supplements to such documents;

(b)     the preparation and printing of the form of Subscription Agreement to be used in the sale of the Shares;

(c)     the preparation and printing of the blue sky memorandum or survey and the qualification or registration of the Shares under the securities or “blue sky” laws of the jurisdictions where the Shares are to be offered or sold;

(d)     the filing of the Registration Statement and any related documents, including any amendments or supplements to such documents with FINRA;

(e)     the preparation, printing and filing of all advertising and Approved Sales Literature relating to the Company or the sale of Shares;

(f)      any filing fees, and fees and disbursements to its counsel, accountants, transfer agents, escrow agents and other agents which are in any way related to any of the above items; and

(g)     the salaries and non-transaction based compensation paid to employees and agreed fees of agents of the Company for performing services for the Company.

Article 9
Indemnification

9.1     Indemnification.

(a)     The Company agrees, to the extent permitted by applicable federal and state law (including, but not limited to federal and state securities law), to indemnify, defend and hold harmless the Managing Dealer and each Participating Broker and their respective officers, directors, partners, employees, associated persons, agents and control persons (collectively, the “Broker-Dealer Indemnified Persons”) from and against any and all losses, claims, damages, liabilities and expenses, whether joint or several, under the 1933 Act or otherwise, and including reasonable legal and other expenses incurred in defense of any thereof (collectively, “Losses”), to which the Managing Dealer or a Participating Broker may (or may be threatened to) become subject, insofar as such Losses or any Proceeding (as defined below) in respect thereof arise out of or are based upon: (i) a breach or alleged breach by the Company of any of its representations, warranties or covenants in this Agreement, or (ii) an untrue statement or alleged untrue statement of a material fact (or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading) contained in the Approved Sales Literature, the Registration Statement or the Prospectus, or any amendment or supplement thereto (except to the extent any such actual or alleged statement or omission is based on information supplied by or on behalf of the Managing Dealer or such Participating Broker); and the Company shall reimburse each Broker-Dealer Indemnified Person for any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by such Broker-Dealer Indemnified Person in connection with investigating or defending any actual or threatened claim, action, suit or other proceeding in respect of any Loss (a “Proceeding”) instituted against or faced by the Managing Dealer or a Participating Broker, whether or not resulting in any liability. For purposes of this Article 9, “control person” means, with respect to any particular person, any other person who possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such particular person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Article 9, “associated persons” shall be as defined under FINRA laws and regulations.

(b)     The Company shall not be required to indemnify or hold harmless any Broker-Dealer Indemnified Person from or against any Loss suffered by the Managing Dealer or a Participating Broker unless: (i) such Broker-Dealer Indemnified Person has determined, in good faith, that its course of conduct was in the best interests of the Company; (ii) such Broker-Dealer Indemnified Person was acting on behalf of or performing services on behalf of the Company; (iii) such Loss was not the result of negligence or misconduct on the part of such Broker-Dealer Indemnified Person or any other Broker-Dealer Indemnified Person; and (iv) such Loss is recoverable only out of the net assets of the Company and not from the personal assets of its stockholders.

(c)     Notwithstanding anything to the contrary in Section 9.1(a), a Broker-Dealer Indemnified Person shall not be indemnified by the Company for any Loss arising from or out of an alleged violation of federal or state securities laws by such Broker-Dealer Indemnified Person unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities laws violations as to such Broker-Dealer Indemnified Person; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such Broker-Dealer Indemnified Person; or (iii) a court of competent jurisdiction approves a settlement of the claims against such Broker-Dealer Indemnified Person and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

(d)     The Managing Dealer shall indemnify, defend and hold harmless the Company and its officers, directors, partners, employees, associated persons, agents and control persons (collectively, the “Company Indemnified Persons”), from and against any and all Losses to which the Company may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon: (i) a breach or alleged breach by the Managing Dealer of any of its representations, warranties or covenants in this Agreement, (ii) any untrue statement or alleged untrue statement of any material fact made by the Managing Dealer or any of its officers, directors, partners, employees, associated persons, agents and control persons, to any offeree or purchaser of any of Shares (other than any statement contained in the Prospectus or any Approved Sales Literature, or any amendment or supplement thereto, unless such statement was based on information supplied by the Managing Dealer), or (iii) any omission or alleged omission by the Managing Dealer or any of its officers, directors, partners, employees, associated persons, agents and control persons, to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from Approved Sales Literature, the Prospectus, or any amendment or supplement thereto, unless such omission was based on information supplied by the Managing Dealer); and shall reimburse each Company Indemnified Person for any legal or other expenses (including, but not limited to, reasonable attorneys’ fees) reasonably incurred by such Company Indemnified Person in connection with investigating or defending any Proceeding, whether or not resulting in any liability.

(e)     The Participating Broker Agreements shall contain a provision by which each Participating Broker agrees indemnify and hold harmless the Company from and against certain Losses resulting from specified acts or omissions of such Participating Broker, and designates the Company as a third-party beneficiary empowered to enforce such provision.

9.2     Contribution and Notices.

(a)     If the rights to indemnification provided for in Section 9.1 would by their terms be available to a person hereunder (each, an “Indemnified Party”), but is held to be unavailable by a court of competent jurisdiction for any reason, then the Company, the Managing Dealer and the Participating Brokers, to the extent an indemnifying party with respect to an Indemnified Party (each, to such extent, an “Indemnifying Party”), shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the net proceeds of the Offering of Shares have been actually received and retained by such Indemnifying Party. However, the right of contribution described in the preceding sentences is subject to the following limitation: No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(b)     Any Indemnified Party entitled to contribution or indemnification under this Article 9 shall, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution or indemnification may be made against another Indemnifying Party or Indemnifying Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise, unless the Indemnifying Party has been materially prejudiced in its ability to defend the action as a result of such delay. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution or indemnification of its or their acknowledgement of its or their obligations hereunder and its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to indemnification or contribution in connection with the defense thereof, other than the reasonable costs of investigation. No party shall be required to contribute to the settlement amount of any action or claim settled without its consent.

Article 10
Miscellaneous

10.1    Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below.

If to the Company:	Corporate Capital Trust II
450 S. Orange Avenue
Orlando, Florida 32801
Attention: Counsel

With a copy to:	CNL Fund Advisors II, LLC
450 S. Orange Avenue
Orlando, Florida 32801
Attention: President

And

KKR Credit Advisors (US) LLC
555 California Street, 50th Floor
San Francisco, California 94104
Attention: Counsel

If to the Managing Dealer:	CNL Securities Corp.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attention: Counsel

Any party may change its address specified above by giving each other party notice of such change in accordance with this Section 10.1.

10.2    Invalid Provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

10.3    No Partnership. Nothing in this Agreement shall be construed or interpreted to constitute the Managing Dealer or the Participating Brokers as being in association with or in partnership with the Company or one another, and instead, this Agreement only shall constitute the Managing Dealer as a broker authorized by the Company to sell and to manage the sale by others of the Shares according to the terms set forth in the Prospectus and this Agreement. Nothing herein contained shall render the Managing Dealer or the Company liable for the obligations of any of the Participating Brokers or one another.

10.4    Third-Party Beneficiaries. The Participating Brokers shall be third-party beneficiaries of Article 9 of this Agreement; otherwise, there shall be no third-party beneficiaries of this Agreement, and other than the Participating Brokers with respect to Article 9, no provision of this Agreement is intended for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Further, no other third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against either party to this Agreement.

10.5    Survival. The following provisions of the Agreement shall survive the expiration or termination of this Agreement: Section 4.1 and 4.5 (for sales occurring prior to termination), Article 8, Article 9, and this Article 10.

10.6    Entire Agreement. This Agreement constitutes the complete understanding among the parties hereto and Schedule I, as it may be amended from time to time, is, by this reference, incorporated into and made a part of this Agreement, and no variation, modification or amendment to this Agreement shall be deemed valid or effective unless and until it is signed by all parties hereto.

10.7    Definitions. Any capitalized terms used herein without definition shall have the meanings given to them in the Prospectus.

10.8    Successors and Assigns. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.9    Nonwaiver. The failure of any party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

10.10  Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York without reference to conflict of laws principles.

10.11  Access to Information. In connection with the Managing Dealer’s engagement hereunder, the Company shall make available to the Managing Dealer any information concerning the Offering as the Managing Dealer reasonably requests. The Company shall use commercially reasonable efforts to assure the accuracy and completeness of all of such information at the time it is furnished to Managing Dealer.

10.12  Transfer Agent. The Company may authorize the Transfer Agent to provide information to a Participating Broker regarding recordholder information about the clients of such Participating Broker who have invested with the Company on an on-going basis for so long as such Participating Broker has a relationship with such client. The Managing Dealer shall require that Participating Brokers not disclose any password for a restricted website or portion of website provided to such Participating Broker in connection with the Offering and not disclose to any person, other than an officer, director, employee or agent of such Participating Brokers with a need to know, any material downloaded from such a restricted website or portion of a restricted website.

10.13  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument comprising this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have each duly executed this Managing Dealer Agreement as of the day and year set forth in the preamble hereto.

COMPANY:

CORPORATE CAPITAL TRUST II

By:
Name:	Steven D. Shackelford
Title:	President

MANAGING DEALER:

CNL SECURITIES CORP.

By:
Name:
Title:	Chief Executive Officer

Schedule I

Share Class	Upfront Selling Commission	Upfront Dealer Manager Fee	On-going Distribution and Shareholder Servicing Fee	Effective Date of Share Class
Initial Share Class	up to 2.0% of price per Share	up to 2.75% of price per Share	Annualized rate of 1.25% of most-recent NAV per Share	Same as Agreement Effectiveness

*Paid on Shares sold in the Offering, excluding Shares sold pursuant to the Company’s distribution reinvestment plan, as provided in this Agreement and in the Prospectus.

Share Class	Contingent Deferred Sales Charge
Initial Share Class*	Tender Period	Percentage Deducted upon Share Repurchase
	Prior to first anniversary	3.00%
	Prior to second anniversary	2.25%
	Prior to third anniversary	1.50%
	Prior to fourth anniversary	0.75%

* Payable on a declining annual basis over the course of four years, as described in the table above, and is not payable on Shares sold under the Reinvestment Plan. The contingent deferred sales charge will be calculated based upon the lesser of the estimated value of such Shares as of the date of repurchase and the public offering price at the time such Shares were purchased. If a shareholder tenders a portion of its Shares, Shares received pursuant to the Reinvestment Plan will be redeemed first. After all such Shares have been redeemed, Shares will be redeemed on a first-in, first-out basis.